UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Genesco Inc.

(Name of Registrant as Specified In Its Charter)

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On June 28, 2021, Genesco Inc. (the “Company”) issued the following press release which includes a link to a letter, a copy of which is included.

The press release and letter were also posted by the Company to www.GenescoDrivingValue.com on June 28, 2021.

GENESCO RESPONDS TO LEGION PARTNERS’ RECENT MISCHARACTERIZATIONS BY

RELEASING MAY 19, 2021 LETTER DETAILING GENESCO’S SIGNIFICANT EFFORTS

TO WORK COLLABORATIVELY WITH LEGION TO AVOID PROXY FIGHT

NASHVILLE, Tenn., June 28, 2021 – Genesco Inc. (NYSE: GCO) (“Genesco” or the “Company”) today released a letter from its Board of Directors to Legion Partners Asset Management, LLC (“Legion”) dated May 19, 2021 in response to Legion’s recent mischaracterizations of the actions Genesco took to avoid a proxy fight at this year’s Annual Meeting. The letter, sent to Legion before Genesco filed its preliminary proxy with the Securities and Exchange Commission, highlights Genesco’s significant efforts over the past several months to work in good faith with Legion to reach a resolution that is in the best interests of all shareholders, contrary to Legion’s false claims. The letter clearly demonstrates that Genesco’s Board of Directors has consistently tried to engage with Legion in an attempt to work collaboratively and consider their concerns, notwithstanding Legion refusing to participate in a meaningful dialogue with Genesco. The full text of the letter is included here or by visiting https://www.genescodrivingvalue.com/.

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Genesco urges all shareholders to read the full text of the letter and strongly urges all shareholders to protect the value of their investment by voting the BLUE proxy card today “FOR” all nine of the Company’s highly qualified directors. The Company’s Annual Meeting of Shareholders is scheduled to be held on July 20, 2021. Shareholders of record as of close of business on June 28, 2021 will be entitled to vote at the meeting.

If shareholders have any questions or need help voting their BLUE proxy card, please contact:

Innisfree M&A Incorporated

1 (877) 825-8772

(toll-free from the U.S. and Canada)

+1 (412) 232-3651

(from other locations)

About Genesco Inc.

Genesco Inc., a Nashville-based specialty retailer and branded company, sells footwear and accessories in more than 1,455 retail stores throughout the U.S., Canada, the United Kingdom and the Republic of Ireland, principally under the names Journeys, Journeys Kidz, Little Burgundy, Schuh, Schuh Kids, Johnston & Murphy, and on internet websites www.journeys.com, www.journeyskidz.com, www.journeys.ca, www.littleburgundyshoes.com, www.schuh.co.uk, www.johnstonmurphy.com, www.johnstonmurphy.ca, www.nashvilleshoewarehouse.com, and www.dockersshoes.com. In addition, Genesco sells footwear at wholesale under its Johnston & Murphy brand, the licensed Levi’s brand, the licensed Dockers brand, the licensed Bass brand, and other brands. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Forward-Looking Statements

This release contains forward-looking statements, including those regarding the performance outlook for the Company and all other statements not addressing solely historical facts or present conditions. Forward- looking statements are usually identified by or are associated with such words as “intend,” “expect,” “believe,” “should,” “anticipate,” “optimistic,” “on track” and similar terminology. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to projections reflected in forward-looking statements, including those resulting from the effects of COVID-19 on the Company’s business, including COVID-19 case spikes in locations in which the Company operates, the roll-out of COVID-19 vaccines and the public’s acceptance of the vaccines, additional stores closures due to COVID-19, the timing of the re-opening of our stores, the timing of in-person back-to-work and back-to-school and sales with respect thereto, weakness in store and shopping mall traffic, restrictions on operations imposed by government entities and/or landlords, changes in public safety and health requirements, and limitations on the Company’s ability to adequately staff and operate stores. Differences from expectations could also result from stores closures and effects on the business as a result of civil disturbances; the level and timing of promotional activity necessary to maintain inventories at appropriate levels; the imposition of tariffs on product imported by the Company or its vendors as well as the ability and costs to move production of products in response to tariffs; the Company’s ability to obtain from suppliers products that are in-demand on a timely basis and effectively manage disruptions in product supply or distribution, including disruptions as a result of COVID-19; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the effects of the British decision to exit the European Union and other sources of market weakness in the U.K. and Republic of Ireland; the effectiveness of the Company’s omni-channel initiatives; costs associated with changes in minimum wage and overtime requirements; wage pressure in the U.S. and the U.K.; weakness in the consumer economy and retail industry; competition and fashion trends in the Company’s markets; risks related to the potential for terrorist events; risks related to public health and safety events; changes in buying patterns by significant wholesale customers; retained liabilities associated with divestitures of businesses including potential liabilities under leases as the prior tenant or as a guarantor; and changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons. Additional factors that could cause differences from expectations include the ability to renew leases in existing stores and control or lower occupancy costs, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; the Company’s ability to realize anticipated cost savings, including rent savings; the Company’s ability to achieve expected digital gains and gain market share; deterioration in the performance of individual businesses or of the Company’s market value relative to its book value, resulting in impairments of fixed assets, operating lease right of use assets or intangible assets or other adverse financial consequences and the timing and amount of such impairments or other consequences; unexpected changes to the market for the Company’s shares or for the retail sector in general; costs and reputational harm as a result of disruptions in the Company’s business or information technology systems either by security breaches and incidents or by potential problems associated with the implementation of new or upgraded systems; the Company’s ability to realize any anticipated tax benefits; and the cost and outcome of litigation, investigations and environmental matters involving the Company, and the impact of actions initiated by activist shareholders. Additional factors are cited in the “Risk Factors,” “Legal Proceedings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of, and elsewhere in, the Company’s SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via the Company’s website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco’s ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

Important Additional Information and Where to Find It

Genesco has filed a definitive proxy statement (the “Proxy Statement”) and accompanying proxy card in connection with the solicitation of proxies for the 2021 annual meeting of Genesco shareholders (the “Annual Meeting”). INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by Genesco with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge in the Investors section of Genesco’s corporate website at www.genesco.com.

Participants in the Solicitation

Genesco, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Genesco shareholders in connection with the matters to be considered at the Annual Meeting. Information regarding the names of Genesco’s directors and executive officers and certain other individuals and their respective interests in Genesco by security holdings or otherwise is set forth in the Annual Report on Form 10-K of Genesco for the fiscal year ended January 30, 2021, and in the Proxy Statement. To the extent holdings of such participants in Genesco’s securities have changed since the amounts described in the Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC.

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Media Contacts

Claire S. McCall

cmccall@genesco.com

(615) 308-2483

Or

Jared Levy / Danya Al-Qattan

Sard Verbinnen & Co

Genesco-SVC@sardverb.com

Investor Contacts

Tom George

tgeorge@genesco.com

(615) 367-7465

Or

David Slater

dslater@genesco.com

(615) 367-7604

Genesco Inc. Genesco Park PO Box 731 Nashville, Tennessee 37202-0731 www.genesco. com

May 19, 2021

Dear Legion Partners,

Genesco’s Board – and recently appointed management team – have sought to work in good faith with you for the past seven weeks to receive your input, work collaboratively with you on Genesco’s ongoing and intensified board refreshment and development process, and achieve a constructive resolution. As we, our shareholders and our stakeholders seek to navigate this ill-advised proxy fight triggered by you, we have consistently tried to engage productively notwithstanding your (1) continued demands to replace a majority of the Board at this Annual Meeting, (2) not engaging in a meaningful dialogue with us about board composition or refreshment prior to abruptly launching a public campaign, (3) refusing to share your candidates with us before first sharing them with the media and the public, and (4) launching a public campaign (which we informed you could harm the business and all stakeholders) with specious attacks, all of which has caused unnecessary disruption, damage and expense. Our openness in 2018 to new directors selected by you also demonstrates our good faith and informs our efforts to engage with you this year. Notwithstanding your actions and current posture, we remain willing and ready to continue to explore paths for a reasonable resolution and conclusion to your campaign.

In seeking to reach a constructive resolution, we have eagerly and open-mindedly asked for any and all of your business suggestions or ideas for Genesco, which you have repeatedly refused to share. In addition, we have been transparent and open with you by disclosing that since last year we continue to evaluate new director candidates and additional potential director retirements. We welcomed your thoughts on particular skillsets and process, inviting you to share with us how you assembled your slate, what you were focused on and whether you had any particular priorities or focus areas. We even repeatedly offered to have you review several potential candidates, work with us to identify additional candidates and participate collaboratively in board refreshment. We have also demonstrated Genesco’s strong, upward trajectory, despite your public false and misleading claims to the contrary, and highlighted for you the strong financial returns and operating performance wins with our new CEO, updated footwear-focused strategy and successes in navigating through the pandemic. As you know, all of this has enabled you to earn a strong return on your current investment in Genesco to date. You have, unfortunately, repeatedly rebuffed our efforts to engage constructively and have continued to insist that we replace a majority of the Board with you controlling those changes, which we have explained is not a justified or reasonable request. As we have stated repeatedly, accepting your demands would not, in our view, be in the best interests of Genesco’s shareholders.

In the sincere hope of encouraging you to re-engage, we are sharing with you some of the reasons for our disappointment (and frustration on behalf of all of our shareholders) that you are not recognizing the substantial changes that have been – and continue to be – implemented at

Genesco as part of our ongoing process. On the board development front, this is a process that began before your investment and would result in turning over a majority of the Board in 2021 inclusive of recent prior changes and the changes we would look to achieve this year.

First, we believe that continuing Genesco’s substantial refreshment process – including your good faith collaboration – should ideally include you and us acting together, building on and reinforcing prior Board-driven actions and significant improvements made at Genesco such as the following:

•	Installing a new senior leadership team, including at the CEO level, to drive value;

•

Active oversight and adjustments—including when responding to the unfolding pandemic—of the strategy, business, brands and performance of the Company to achieve a robust and flexible Board and CEO-led response, strong performance on key financial and operating metrics, record employee engagement scores and a strong, upward trajectory for Genesco;

•

Continuing a steady pace of retirements of tenured directors and key Board and company leaders (which process accelerated when we appointed a new Chair of the Nominating and Governance Committee and a new Chair of the Board) – this has included the retirements from the Board of the prior Chair of the Board and CEO, the prior Lead Independent Director and Chair of the Nominating and Governance Committee, and appointments of a new Lead Independent Director and new chairs of the Compensation Committee and Nominating and Governance Committee;

•	Regularly reviewing and optimizing Genesco’s portfolio of brands, business strategies and allocation of capital;

•

Genesco having identified through its assessments, evaluation, benchmarking and consideration of stakeholder feedback that further Board development and refreshment work are key governance and value creation priorities for this Board and accordingly implementing strategies to achieve such priorities;

•

Evaluating retirements and renomination decisions through a principled lens of tenure, contributions and skillsets, balancing the risks of excessive board turnover with the benefits of ensuring the Board and shareholders continue to benefit from fresh perspectives (as of this year’s Annual Meeting, a majority of the Board will have been replaced over the past two years through additional retirements and new appointments); and

•	Various other initiatives.

Second, with respect to your nominees, it is unfortunate that you have repeatedly blocked us and our independent search firm from interviewing them and blocked us from having such full information in considering them as you said you wanted us to have. It is also unfortunate that you have unwaveringly insisted that in any resolution involving your candidates, Legion would unilaterally determine and select who from your slate would join the Board. You have also refused to date to identify which of your candidates you would suggest for further consideration, identify which skillsets you are prioritizing, and engage with us on issues, concerns or perspectives regarding your candidates.

Third, you have not explained why you are not embracing the approach we sought to explore with you – that we work collaboratively together to find the best additional candidate(s) and consider your slate as part of that approach as well as any other candidates that you, our search firm or others may identify, using a skillset and caliber of candidate-driven approach. This approach is one we understand has worked effectively in the past (including with Legion) and does not restrict you, the company or shareholders to the smaller pool of candidates with whom a single shareholder may have had prior relationships or who can otherwise be convinced by the activist to join a public proxy fight as a “dissident” candidate. This approach can generally be expected to lead to stronger independent candidates with superior profiles even as we remain open to considering your proposals in this regard.

Fourth, we are also mindful that your attacks against the Board for making the responsible decision to schedule the Annual Meeting for mid-July have proven disingenuous. The benefits to shareholders from the Board deciding to provide shareholders with additional time and not rushing the vote on your control slate has proven prudent, especially as more information has been uncovered, including Legion nominees withdrawing from the slate, embracing additional actual and potential conflicts of interest, and it coming to our attention at the end of last week that Legion had submitted false and misleading nomination materials with respect to criminal charges brought against a Legion nominee for second degree assault against a minor just last year. We are not only extremely troubled by this information, but also extremely troubled that Legion sought to trivialize the importance of this criminal charge, related circumstances and the associated restraining orders against the Legion candidate and that Legion has asserted that the candidate nevertheless still had the qualifications to serve on Genesco’s Board and oversee youth-oriented brands. Such a governance position would have, historically, been viewed as untenable for Legion and presumably its own limited partners, including CalSTRS. These developments underscore the value to us and our shareholders from understanding better the governance, diligence and vetting processes used by Legion with respect to this replacement slate and prompts further caution in agreeing to your unilateral terms. Respectfully, they also inform why we are asking you to reconsider your regrettably defensive and wholesale rejection of Board and Nominating and Governance Committee-driven refreshment processes that are undergirded by fiduciary duties to protect shareholders.

Fifth, as you know, neither director appointment nor renomination decisions are automatic at Genesco, and we have been considering further director retirements as well as director additions. We believe this is an important element of continuing to strengthen the Board. With respect to your sudden and arbitrary “non-negotiable” settlement pre-conditions, including excessive upfront board retirements, we would encourage you to engage collaboratively – rather than unilaterally – on such matters and consider a framework of tenure, contributions and skillsets as being the right governance approach for evaluating potential retirements.

In that regard, if you are open-minded about considering such a framework and discussing the approach to retirements, we would welcome that discussion. Just as it would not be proper, well-functioning governance for you to unilaterally decide which members of your slate would join Genesco’s Board, it would not be proper, well-functioning governance for you to unilaterally decide which members of Genesco’s Board should retire, especially without a thoughtful consideration of tenure, contributions and skillsets in the context of the pro forma Board and the going-forward needs of the Company for the benefit of all shareholders.

Rather than Legion continuing to resort to ad hominem attacks, threaten damage to our brands and business and unduly personalize this campaign the way you have, we urge you to reconsider, to end your value-destructive campaign and re-engage with us collaboratively on further board enhancements without unilateral pre-conditions so we can jointly strengthen the Genesco Board and continue our focus on long-term value creation.

Sincerely,

Joanna Barsh	Thurgood Marshall, Jr.
Matthew C. Diamond	Kathleen Mason
Marty G . Dickens	Kevin P. McDermott
John F. Lambros	Mimi E. Vaughn